Exhibit (d)(a)(23)(i)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT NO. 1

TO THE

ADVISORY AGREEMENT

(MFS Value Portfolio)

This AMENDMENT NO. 1 to the Advisory Agreement dated August 4, 2017 (the “Agreement”), by and between Brighthouse Investment Advisers, LLC (the “Manager”), a Delaware limited liability company, and Brighthouse Funds Trust II (the “Fund”), a Delaware trust, with respect to the MFS Value Portfolio (the “Portfolio”), is entered into effective the 30th day of April, 2018.

WHEREAS the Agreement provides for the Manager to provide certain services to the Fund for the Portfolio, for which the Manager is to receive agreed upon fees; and

WHEREAS the Manager and the Fund desire to make certain changes to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Manager and the Fund hereby agree that the Agreement is amended as follows:

l.      CHANGE TO COMPENSATION OF MANAGER

Pursuant to paragraph 11 of the Agreement, Paragraph 7 of the Agreement is hereby amended to read as follows:

7.      As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.700% of the first $250 million of the average daily net assets of the Portfolio, 0.650% of the next $500 million of the average daily net assets of the Portfolio and 0.600% of the excess over $750 million of the average daily net assets of the Portfolio. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Directors of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Portfolio.

2.      ADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.      EFFECTIVE DATE

This Amendment shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

BRIGHTHOUSE FUNDS TRUST II on behalf of its MFS Value Portfolio		BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:		By:
	Kristi Slavin		Kristi Slavin
	President and Chief Executive Officer		President and Chief Executive Officer